Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of our report dated February 8, 2024, with respect to the consolidated balance sheets of Starbox Group Holdings Ltd. and its subsidiaries as of September 30, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years ended September 30, 2023 and 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA Inc.

YCM CPA Inc. (PCAOB ID 6781)
Irvine, California
February 26, 2025